UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

LTX-Credence Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

1355 CALIFORNIA CIRCLE

MILPITAS, CALIFORNIA 95035

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

July 8, 2010

A Special Meeting of Stockholders of LTX-Credence Corporation will be held at the offices of LTX-Credence Corporation at 825 University Avenue, Norwood, Massachusetts 02062 on July 8, 2010, beginning at 11:00 a.m., eastern time, for the following purposes:

1.	To approve the restatement of our Articles of Organization, as amended, to effect a one-for-three reverse stock split of the issued and outstanding shares of our common stock and to fix on a post-split basis the number of authorized shares of common stock at 150,000,000, such restatement to be effected prior to our 2010 annual meeting of stockholders in the sole discretion of our board of directors without further approval or authorization of our stockholders.

2.	To transact other business, if any, as may properly come before the meeting and any adjournments thereof.

Our board of directors has fixed the close of business on June 3, 2010 as the record date for the special meeting. All holders of common stock of record at that time are entitled to vote at the meeting.

By Order of the Board of Directors
COLIN J. SAVOY, Secretary

June     , 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JULY 8, 2010: THIS PROXY STATEMENT AND THE ACCOMPANYING PROXY CARD ARE AVAILABLE FOR VIEWING, PRINTING AND DOWNLOADING BY CLICKING ON THE “INVESTORS” LINK AT WWW.LTX-CREDENCE.COM.

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to assure representation of your shares, unless you are voting by Internet or telephone. No postage need be affixed if mailed in the United States.

1355 CALIFORNIA CIRCLE

MILPITAS, CALIFORNIA 95035

PROXY STATEMENT

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

LTX-Credence Corporation, a Massachusetts corporation, which is referred to as “we” or “us” in this document, is sending you this proxy statement in connection with the solicitation of proxies by our board of directors for use at our Special Meeting of Stockholders, which will be held on Thursday, July 8, 2010 at 11:00 a.m., eastern time, at the offices of LTX-Credence Corporation at 825 University Avenue, Norwood, Massachusetts 02062. You may obtain directions to the location of the special meeting by contacting LTX-Credence Investor Relations at (781) 461-1000. If the special meeting is adjourned for any reason, then the proxies may be used at any adjournments of the special meeting.

Solicitation of Proxies

We are first sending the Notice of Special Meeting, this proxy statement and the enclosed proxy card to our stockholders on or about June [    ], 2010. We will bear the cost of this solicitation. Copies of solicitation material will also be furnished to brokerage firms, fiduciaries and custodians to forward to their principals, and we will reimburse them for their reasonable expenses. Our directors, officers and employees may assist in the solicitation of proxies by mail, telephone, facsimile, Internet and personal interview without additional compensation. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $10,000 in the aggregate.

Proposal to be Voted Upon

The proposal to be voted upon at the special meeting is to approve the restatement of our Articles of Organization, as amended, to effect a one-for-three reverse stock split of the issued and outstanding shares of our common stock and to fix on a post-split basis the number of authorized shares of common stock at 150,000,000, such restatement to be effected prior to our 2010 annual meeting of stockholders in the sole discretion of our board of directors without further approval or authorization of our stockholders.

When you return your proxy properly signed, or authorize the voting of your shares on the Internet or by telephone, your shares will be voted by the persons named as proxies in accordance with your directions. You are urged to specify your choices on the enclosed proxy card. If you sign and return your proxy without specifying your choice, your shares will be voted “FOR” the proposal, and in the discretion of the persons named as proxies in the manner they believe to be in our best interests as to other matters that may properly come before the meeting.

Voting Procedures

You may vote either in person at the special meeting or by proxy. You may use one of the following methods to vote by proxy or to authorize the voting of your shares if you are a registered holder, that is, you hold stock in your own name:

•	Via the Internet—by going to the web address www.investorvote.com/LTXC and following the instructions on the enclosed proxy card;

•	Telephone Voting—by calling 1-800-652-VOTE (8683), 24 hours a day, 7 days a week, and following the instructions on the enclosed proxy card; or

•	Mail—by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Authorizations submitted over the Internet or by telephone must be received by 11:59 p.m., eastern time, on July 7, 2010. If you authorize the voting of your shares in a timely manner by the Internet or telephone, you do not have to return a proxy card for your vote to count.

The Internet and telephone voting procedures appear on the enclosed proxy card. You may also log on to the Internet at www.investorvote.com/LTXC to change your vote or to confirm that your vote has been properly recorded before the deadline.

If the shares you own are held in “street name” by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

Whether or not you expect to be present in person at the special meeting, you are requested to complete, sign, date and return the enclosed form of proxy or to authorize the voting of your shares by Internet or telephone. The shares represented by your proxy will be voted in accordance with your instructions. If you attend the special meeting, you may vote by ballot. If you want to vote in person at the special meeting and you own your shares through a custodian, broker or other agent, you must obtain a proxy from that party in their capacity as owner of record for your shares and bring the proxy to the special meeting.

Revocation of Proxies

You may revoke a proxy at any time before its use by providing notice in writing to our Secretary at LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062, by executing a proxy with a later date, by authorizing a new vote over the Internet or by telephone or by attending and voting at the special meeting. If you execute a proxy but are present at the special meeting, and you wish to vote in person, you may do so by revoking your proxy. Shares represented by valid proxies, received in time for use at the special meeting and not revoked at or prior to the meeting, will be voted at the meeting.

Stockholders Entitled to Vote

Our only issued and outstanding class of voting securities is our common stock, par value $0.05 per share. Our board of directors has fixed the close of business on June 3, 2010 as the record date for the special meeting. Each stockholder of record on June 3, 2010 is entitled to one vote for each share registered in such stockholder’s name. As of that date, there were [            ] shares of common stock issued and outstanding. Holders of common stock do not have cumulative voting rights.

Quorum

A majority of the votes entitled to be cast on a matter, represented at the meeting in person or by proxy, shall constitute a quorum for the transaction of business on any particular matter to be voted on at the special meeting. Shares of our common stock represented in person or by proxy, including “broker non-votes” described below and shares that abstain or do not vote with respect to one or more of the matters to be voted upon, will be counted for the purpose of determining whether a quorum exists.

Votes Required

Approval of the proposal to approve the restatement of our Articles of Organization, as amended, to effect a one-for-three reverse stock split of the issued and outstanding shares of our common stock and to fix on a post split basis the number of authorized shares of common stock at 150,000,000, such restatement to be effected prior to our 2010 annual meeting of stockholders in the sole discretion of our board of directors without further approval or authorization of our stockholders, requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the special meeting. If a stockholder fails to vote on the proposal or responds to the proposal with an “abstain” vote, it will have the same effect as a vote against the proposal.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular item and has not received instructions from the beneficial owner. Brokers have the discretion to vote shares on routine matters, but not on non-routine matters. We believe that brokers will not have discretionary authority to vote shares held in their name for the proposal at the special meeting.

CERTAIN STOCKHOLDERS

The following table sets forth, as of April 30, 2010, the amount and percentage of our outstanding common stock beneficially owned by:

•	each person known by us to beneficially own more than 5% of our outstanding common stock;

•	our Chief Executive Officer, Chief Financial Officer and our other most highly compensated executive officers who were serving as executive officers at the end of the fiscal year ended July 31, 2009;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with the rules promulgated by the Securities and Exchange Commission. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, shares of common stock subject to options held by that person or entity that are exercisable, and shares of common stock subject to restricted stock units that vest, within sixty days after April 30, 2010 are deemed outstanding. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. The address for all of our executive officers and directors is in care of LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062. Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Percent of common stock outstanding is based on 146,850,347 shares of common stock outstanding as of April 30, 2010.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(3)	Percent of Common Stock
FMR LLC(1)	19,486,045	13.3%
Renaissance Technologies LLC(2)	8,257,454	5.6%
Roger W. Blethen	1,815,377	1.2%
David G. Tacelli	1,609,490	1.1%
Mark J. Gallenberger	783,339	*
Peter S. Rood	391,085	*
Bruce MacDonald	217,709	*
Roger J. Maggs	167,016	*
Stephen M. Jennings	162,570	*
Mark S. Ain	151,820	*
Bruce R. Wright	104,442	*
Lori Holland	92,184	*
Ping Yang	69,513	*
All directors and executive officers as a group (12 persons)	5,614,339	3.7%

*	Less than 1%

(1)	The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. Beneficial ownership is derived from a Schedule 13G/A filed on February 16, 2010.

(2)	The address for Renaissance Technologies LLC is 800 Third Avenue, New York, NY 10022. Beneficial ownership is derived from a Schedule 13G/A filed on February 12, 2010.

(3)	Includes the following numbers of shares underlying options which are presently vested and options and restricted stock unit awards that vest within 60 days after April 30, 2010: Mr. Blethen (1,214,500 shares), Mr. Tacelli (845,650 shares), Mr. Gallenberger (648,000 shares), Mr. Rood (156,844 shares), Mr. MacDonald (113,000 shares), Mr. Maggs (93,000 shares), Mr. Jennings (83,500 shares), Mr. Ain (85,500 shares), Mr. Wright (58,830 shares), Ms. Holland (46,572 shares), Mr. Yang (24,513 shares) and all directors and executive officers as a group (3,411,909 shares).

PROPOSAL

APPROVAL TO RESTATE OUR ARTICLES OF ORGANIZATION, AS AMENDED, TO EFFECT A ONE-FOR-THREE REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AND TO FIX ON A POST-SPLIT BASIS THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AT 150,000,000, SUCH AMENDMENT TO BE EFFECTED PRIOR TO OUR 2010 ANNUAL MEETING OF STOCKHOLDERS IN THE SOLE DISCRETION OF THE BOARD OF DIRECTORS WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF OUR STOCKHOLDERS.

General

Our stockholders are being asked to approve a proposal for a reverse stock split of our common stock in the ratio of one-for-three. Our board of directors has adopted resolutions:

•	declaring the advisability of the reverse stock split;

•

approving the restatement of our Articles of Organization, as amended, to effect the proposed reverse stock split and to fix the number of authorized shares of common stock following the reverse stock split at 150,000,000, subject to stockholder approval, which restatement is attached to this proxy statement as Appendix A, and to which we refer in this document as the Restated Charter; and

•

authorizing any other action it deems necessary to effect the reverse stock split, without further approval or authorization of our stockholders, at any time prior to our 2010 annual meeting of stockholders.

Following approval of the Restated Charter at the special meeting, our board of directors will have the authority, without further stockholder consent, to effect the reverse stock split approved by the stockholders at such time as our board of directors may determine is in the best interests of LTX-Credence and our stockholders. In the event our board of directors determines to implement the reverse stock split, we will file the Restated Charter with the Secretary of the Commonwealth of Massachusetts.

Our board of directors reserves the right, even after stockholder approval, to forego or postpone the filing of the Restated Charter approved by the stockholders if it determines that it is not in the best interests of LTX-Credence and our stockholders. In such case, our board of directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

In this proposal, our stockholders are being asked to authorize our board of directors, in its discretion, to restate our Articles of Organization, as amended, to effect a one-for-three reverse stock split of the issued and outstanding common stock and to fix the number of authorized shares of common stock at 150,000,000 on a post-split basis, without further approval or authorization of our stockholders, at any time prior to our 2010 annual meeting of stockholders. If the Restated Charter has not been filed with the Secretary of the Commonwealth of Massachusetts by the close of business on the date of our 2010 annual meeting of stockholders, our board of directors will abandon the reverse stock split or will seek further stockholder approval.

Reasons for the Reverse Stock Split

We believe the reverse stock split will broaden the Company’s appeal to institutional investors and reduce transaction costs and certain administrative expenses. A reduction in the number of outstanding shares will result in lower administrative expenses that are determined by using the total outstanding shares. We believe such savings will be approximately $50,000 annually. The reverse stock split will also cause the number of outstanding shares to be more in line with other similarly sized companies in the semiconductor capital equipment industry.

Our board of directors also believes that by reducing the number of shares of common stock outstanding through the reverse stock split and thereby proportionately increasing the per share price of our common stock, our common stock may be more appealing to institutional investors and institutional funds. Due to the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Our board of directors believes that the anticipated higher market price resulting from the reverse stock split would enable institutional investors and brokerage firms with policies and practices such as those described above to invest in our common stock. Also, because the brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current low share price of our common stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that are a higher percentage of their total share value than would be the case if the share price of our common stock were substantially higher. This factor is also believed to limit the willingness of institutions to purchase our common stock. Our board of directors also believes that stockholders may benefit from a higher priced stock because of improved liquidity as a result of an increased interest from institutional investors and investment funds and lower trading costs.

Our board of directors intends to effect the reverse stock split only if it believes that a decrease in the number of shares outstanding is likely to make our stock more attractive to potential investors. A reverse stock split would result in a recapitalization intended to increase the per share value of our common stock. However, even if our board of directors effects the reverse stock split, there can be no assurance of either an immediate or a sustainable increase in the per share trading price of our common stock.

Principal Effects of a One-for-Three Reverse Stock Split

General. If approved by our stockholders and implemented by our board of directors, the proposed one-for-three reverse stock split would become effective by filing the Restated Charter with the Secretary of the Commonwealth of Massachusetts. At 5:00 p.m., eastern time, on the date of filing the Restated Charter, or the Effective Time:

•	each three shares of our common stock owned by a stockholder will be changed into one new share of common stock;

•	the number of shares of common stock issued and outstanding will be reduced from approximately [ ] shares to approximately [ ] shares;

•

proportionate adjustments will be made to the number of shares underlying restricted stock awards and the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and settlement of all outstanding restricted stock units, which will result in approximately the same aggregate price being required to be paid for such options and restricted stock units upon exercise or settlement immediately preceding the reverse stock split; and

•	the number of shares reserved for issuance under our existing stock option plans and employee stock purchase plan will be reduced proportionately.

Although we expect to implement the reverse stock split if it is approved by our stockholders, the actual timing of the filing will be determined by our board of directors based upon its evaluation as to when such action is most advantageous to us and our stockholders. Further, even if this proposal is approved by our stockholders, our board of directors may elect not to file the Restated Charter to effect the reverse stock split at all if it believes it is in the best interests of LTX-Credence and our stockholders not to do so.

If approved and effected, the reverse stock split will be realized simultaneously and in the same ratio for all of our common stock. The reverse stock split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in us, except to the extent that the reverse stock split would result in any holder of our common stock receiving cash in lieu of fractional shares. As described below, holders of our common stock otherwise entitled to fractional shares as a result of the reverse stock split will receive a cash payment in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split holders of our common stock to the extent there are stockholders who would otherwise receive less than one share of common stock after the reverse stock split. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power, subject to the treatment of fractional shares. After the reverse stock split, the number of authorized but unissued shares of common stock will be approximately [            ] shares. We do not have any current plans, proposals or arrangements, written or otherwise, to issue any additional shares other than pursuant to equity plans and registration statements currently in existence and previously publicly announced transactions.

Once the reverse stock split is implemented, our common stockholders will own a fewer number of shares than they currently own. Although our board of directors expects that the reduction in outstanding shares of common stock will result in an increase in the per share price of our common stock, this result may not occur. Additionally, the reverse stock split may not result in a permanent increase in the per share price, which can depend on several factors.

The number of shares held by each individual stockholder will be reduced if the reverse stock split is implemented. This will increase the number of stockholders who hold less than a “round lot”, or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the reverse stock split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their shares.

As our common stock is registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, we are subject to the reporting and other requirements of the Exchange Act. The reverse stock split, if implemented, will not affect the registration of our common stock under the Exchange Act or our reporting or other requirements under the Exchange Act. Our common stock is currently traded on the Nasdaq Global Market under the symbol “LTXC”.

Payment for Fractional Shares. In lieu of any fractional shares to which a holder of common stock would otherwise be entitled as a result of the reverse stock split, we will pay the holder cash, without interest, equal to such fraction multiplied by the average of the high and low trading prices of the common stock on the Nasdaq Global Market during regular trading hours for the five trading days immediately preceding the Effective Time. No holder shall be entitled to dividends, voting rights or other rights as a stockholder with respect to any fractional shares.

Effect on Equity Incentive Plans. The number of shares reserved for issuance under our existing stock incentive plans and employee stock purchase plan will be reduced proportionately based on the reverse stock split ratio of one-for-three. In addition, proportionate adjustments will be made to the number of shares underlying restricted stock awards and the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and settlement of all outstanding restricted stock units, which will result in approximately the same aggregate price being required to be paid for such options and restricted stock units upon exercise or settlement immediately preceding the reverse stock split.

Authorized Shares. The proposed Restated Charter would fix the number of authorized shares of common stock at 150,000,000. Our board of directors considered that the number of authorized shares would be reduced proportionately with the reverse stock split, which would result in 133,333,333 authorized shares, but also considered that a modest increase in the number of authorized shares to 150,000,000 was appropriate in order to provide additional flexibility to issue shares of common stock in connection with any proper corporate purpose, including future acquisitions, capital-raising transactions consisting of either equity or convertible debt, stock dividends or stock splits, or issuances under current or future stock plans. The issuance of additional shares of common stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of us. We are not aware of any attempts on the part of a third party to effect a change of control of us, and the Restated Charter has been proposed for the reasons stated above and not for any possible anti-takeover effects it may have.

The holders of our common stock do not have preemptive rights to subscribe for additional securities that we may issue, which means that current stockholders do not have a prior right to purchase any additional shares that we may issue from time to time. Accordingly, if our board of directors elects to issue additional shares of common stock, such issuance could have a dilutive effect on the earnings per share, voting power and equity ownership of current stockholders.

As of June 3, 2010, the record date for the special meeting, we had 400,000,000 shares of authorized common stock and [            ] shares of common stock issued and outstanding.

Accounting Matters. Following the effectiveness of the reverse stock split, our par value per share will remain at $0.05. Our historical per share data and the net book value of our common stock will be restated because there will be fewer shares of common stock outstanding.

Exchange of Shares

If the reverse stock split is implemented, our transfer agent will act as exchange agent for holders of our common stock in implementing the exchange of their pre-reverse stock split shares for post-reverse stock split shares.

Beneficial Stockholders. Upon a reverse stock split, we intend to treat stockholders owning our common stock in “street name,” through a broker, trustee or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Brokers, trustees or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name”. However, such brokers, trustees or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If a stockholder holds its shares with such a broker, trustee or other nominee and if the stockholder has any questions in this matter, the stockholder should contact its broker, trustee or other nominee.

“Book-Entry” Stockholders. Registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form, the stockholder does not need to take any action to receive its post-reverse stock split shares or its cash payment in lieu of any fractional interest, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares the stockholder holds.

If a stockholder is entitled to a payment in lieu of any fractional share interest, a check will be mailed to the stockholder at its registered address as soon as practicable after the effective date of the reverse stock split. By signing and cashing this check, the stockholder will warrant that it owned the shares for which it received a cash payment. Such cash payment is subject to applicable federal income tax and state abandoned property laws. In addition, the stockholder will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date it receives its payment.

Certificated Stockholder. Some registered stockholders hold all of their shares in certificate form or a combination of certificate and book-entry form. If any of a stockholder’s shares are held in certificate form, the stockholder will receive a transmittal letter from our transfer agent, Computershare Trust Company, N.A., as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender certificate(s) representing a stockholder’s pre-reverse stock split shares to the transfer agent. Upon receipt of the stockholder’s stock certificate, the stockholder will be issued the appropriate number of shares either in certificate form or electronically in book-entry form under the direct registration system, and if you are entitled to a payment in lieu of any fraction share interest, payment will be made as described above under “‘Book-Entry’ Stockholders”.

No new shares in certificate form or book-entry form will be issued and no payment in lieu of any fractional share interest will be made to a stockholder until it surrenders its outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. At any time after receipt of your direct registration statement, a stockholder may request a stock certificate representing its ownership interest.

Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) to the transfer agent until requested to do so.

Procedures for Effecting the Reverse Stock Split

If the stockholders approve the proposal to authorize the reverse stock split and our board of directors subsequently determines that it is in the best interests of LTX-Credence and our stockholders to effect the reverse stock split at any time prior to our 2010 annual meeting of stockholders, we will file the Restated Charter with the Secretary of the Commonwealth of Massachusetts to restate our Articles of Organization, as amended. The reverse stock split will become effective on the date of filing the Restated Charter with the Secretary of the Commonwealth of Massachusetts. On the date of filing the Restated Charter, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Restated Charter is set forth in Appendix A to this proxy statement. The text of Restated Charter is subject to modification to include such changes as may be required by the office of the Secretary of the Commonwealth of Massachusetts and as our board of directors deems necessary and advisable to effect the reverse stock split. The actual timing of the filing of the Restated Charter will be made by our board of directors at such time as our board of directors believes to be most advantageous to us and our stockholders.

Appraisal Rights

Section 13.02(a)(1) of the Massachusetts Business Corporation Act, or MBCA, generally provides that stockholders of a Massachusetts corporation whose shares are cashed out as a result of a reverse stock split are entitled to appraisal rights.

Appraisal rights may offer stockholders the ability to demand payment for their shares of common stock in the event they are dissatisfied with the consideration that they are to receive in connection with the reverse stock split. Stockholders who perfect any appraisal rights that they may have and follow certain procedures in the manner prescribed by the MBCA may be entitled to have their shares converted into the right to receive from us such cash consideration as may be determined to be due pursuant to Part 13 of the MBCA.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the MBCA and is qualified in its entirety by the full text of Part 13 of the MBCA, which is attached to this proxy statement as Appendix B. Please read Part 13 carefully, as exercising appraisal rights involves several procedural steps, and failure to follow appraisal procedures could result in the loss of such rights. Stockholders should consult with their advisors, including legal counsel, in connection with any demand for appraisal.

Only a holder of record of shares of our common stock may exercise appraisal rights. Stockholders who approve the proposal at the special meeting will not be entitled to any appraisal rights. Under the MBCA, stockholders who perfect their rights to appraisal, if any, in accordance with Part 13 and do not thereafter withdraw their demands for appraisal or otherwise lose their appraisal rights, in each case in accordance with the MBCA, will be entitled to appraisal rights and to obtain payment of the fair value of their shares of our common stock, together with a fair rate of interest. Stockholders should be aware that the fair value of their shares of our common stock as determined by Part 13 could be more than, the same as or less than the consideration they would receive pursuant to the reverse stock split if they did not seek appraisal of their shares. Stockholders who wish to exercise appraisal rights, if any, or to preserve their right to do so, should review the preceding discussion and Part 13 carefully. Stockholders who fail to timely and properly comply with the procedures specified could lose their appraisal rights.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a general summary of certain material U.S. federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. It does not address the alternative minimum tax provisions of the Code or any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including, but not limited to, banks or other financial institutions, insurance companies, regulated investment companies, mutual funds, partnerships or other pass-through entities, real estate investment trusts, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, traders in securities, or tax-exempt entities. Further, this summary assumes that the old shares of common stock were, and the new shares of common stock received in the reverse stock split will be, held as a “capital asset” (generally, property held for investment), as that term is defined in the Code.

We have not sought and will not seek any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

We believe that the reverse stock split will qualify as a “recapitalization” described in Section 368(a)(1)(E) of the Code. Assuming that the reverse stock split qualifies as a recapitalization, a stockholder of LTX-Credence who exchanges old shares of common stock solely for new shares of common stock will recognize no gain or loss for federal income tax purposes (except to the extent of any cash received in lieu of fractional shares of new common stock). Cash payments in lieu of fractional shares should be treated as if the fractional shares were issued to the stockholder and then redeemed by us for the amount of the cash payment, which will be taxed as either a distribution under Section 301 of the Code or an exchange to such stockholder, depending on that stockholder’s particular facts and circumstances. A stockholder receiving such payment should recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share (determined as provided below) unless such payment is taxable as a distribution. Based on a published Internal Revenue Service ruling, the payment should not be treated as a distribution if, taking into account the constructive ownership rules set forth in Section 318 of the Code, (a) the stockholder’s relative stock interest in LTX-Credence is minimal, (b) the stockholder exercises no control over our affairs and (c) there is a reduction in the stockholder’s proportionate interest in LTX-Credence. The capital gain or loss will be long term capital gain or loss if the stockholder’s holding period for the old shares of common stock exchanged is more than one year.

A stockholder’s aggregate tax basis in the new shares of common stock received in the reverse stock split will be the same as the holder’s aggregate tax basis in the old shares of common stock, less any portion of such basis allocated to fractional shares for which a cash payment was received. The holding period of the new shares of common stock received by such stockholder in the reverse stock split will include the period during which the old shares of common stock surrendered in the exchange were held.

A non-corporate stockholder may be subject to backup withholding at the applicable rate (currently 28%) on cash payments received pursuant to the reverse stock split unless such stockholder provides a correct taxpayer identification number to the holder’s broker or to us and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional U.S. federal income tax. Rather, any amount withheld under these rules will be creditable against the stockholder’s U.S. federal income tax liability, provided the required information is furnished timely to the Internal Revenue Service.

Board Discretion to Implement Reverse Stock Split

If the proposed reverse stock split is approved by stockholders at the special meeting, our board of directors may, in its sole discretion, at any time prior to our 2010 annual meeting of stockholders, authorize the filing of the Restated Charter effecting the reverse stock split in the form attached to this proxy statement as Appendix A with the Secretary of the Commonwealth of Massachusetts. Notwithstanding the approval of the reverse stock split at the special meeting, our board of directors may, in its sole discretion, determine not to implement the reverse stock split.

Vote Required and Board of Directors’ Recommendation

Approval of the proposal to effect a reverse stock split requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the special meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE RESTATEMENT OF OUR ARTICLES OF ORGANIZATION, AS AMENDED, TO EFFECT A ONE-FOR-THREE REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AND TO FIX ON A POST-SPLIT BASIS THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AT 150,000,000, SUCH RESTATEMENT TO BE EFFECTED PRIOR TO OUR 2010 ANNUAL MEETING OF STOCKHOLDERS IN THE SOLE DISCRETION OF THE BOARD OF DIRECTORS WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF OUR STOCKHOLDERS.

STOCKHOLDER PROPOSALS

Stockholder proposals to be submitted for vote at our 2010 annual meeting of stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be delivered to us on or before July 9, 2010 for inclusion in the proxy statement for that meeting. In order to minimize controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by Certified Mail—Return Receipt Requested. Pursuant to our By-laws, if a stockholder who wishes to present a proposal that is not intended to be included in the proxy statement for our 2010 annual meeting of stockholders fails to notify us by September 26, 2010 of such non-Rule 14a-8 stockholder proposal, the proxy solicited by our board of directors with respect to such meeting may grant discretionary authority to the proxies named therein to vote on such proposal.

Our By-laws set forth the procedures a stockholder must follow to nominate a director or to bring other business before a stockholder meeting. Stockholders who wish to nominate a candidate for director at our 2010 annual meeting of stockholders must provide written notice at least sixty days in advance of such meeting to our Secretary, together with such information concerning the identity, background and experience of the nominee as our board of directors may require, along with any other information that may be required in a proxy statement soliciting proxies for the election of the nominee as member of our board of directors.

OTHER MATTERS

Our management knows of no business that may properly come before the special meeting other than that stated in the Notice of Special Meeting of Stockholders accompanying this proxy statement. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of our proxy statement may have been sent to multiple stockholders in a household. We will promptly deliver a separate copy of the document to a stockholder if such stockholder calls or writes to us at the following address or phone number: Investor Relations, LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062; or (781) 461-1000. If a stockholder wishes to receive separate copies of our proxy statement in the future, or if a stockholder is receiving multiple copies and would like to receive only one copy per household, the stockholder should contact his, her or its bank, broker or other nominee record holder. Alternatively, the stockholder may contact us at the above-referenced address or telephone number.

COLIN J. SAVOY, Secretary

June     , 2010

APPENDIX A

FORM OF

RESTATED ARTICLES OF ORGANIZATION

Restated Articles of Organization

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

LTX-Credence Corporation, having a registered office at 155 Federal Street, Boston, MA 02110, certifies as follows:

FIRST, these Restated Articles were duly adopted and approved on May 25, 2010 by the board of directors and on July     , 2010 by the shareholders, in each case in the manner required by G. L. Chapter 156D and the corporation’s Articles of Organization.

SECOND, the following information is required to be in the Articles of Organization pursuant to G. L. Chapter 156D, Section 2.02:

ARTICLE I. The exact name of the corporation is LTX-Credence Corporation.

ARTICLE II. The corporation may engage in the business of manufacturing and selling electronic test equipment and other electronic equipment and, in general, carry on any business permitted to corporations under G. L. Chapter 156D as now in effect or as hereafter amended, or any successor provision to such Chapter.

ARTICLE III. The total number of shares of each class of stock that the corporation is authorized to issue is 150,000,000 shares, which shall consist entirely of Common Stock, par value $0.05 per share.

ARTICLE IV. If more than one class or series of shares is authorized, the preferences, limitations and relative rights of each class or series are as follows: Not applicable.

ARTICLE V. The restrictions imposed by the Articles of Organization upon the transfer of shares of any class or series of stock are as follows: None.

ARTICLE VI. Other lawful provisions:

1. Meetings of Shareholders. Meetings of the shareholders may be held anywhere within the United States.

2. By-laws. The board of directors may amend, add to or repeal the By-laws, in whole or in part, except with respect to any provision thereof which by law or the By-laws requires action by the shareholders.

3. Business. The corporation may be a partner in any business enterprise which the corporation would have the power to conduct by itself.

4. Indemnity. No director shall be personally liable to the corporation or any of its shareholders for monetary damages for any breach of fiduciary duty as a director not withstanding any provision of law imposing such liability; provided, however, that this provision shall not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing distributions to shareholders in violation of the corporation’s Articles of Organization or which render the corporation insolvent or bankrupt, and approving loans to officers or directors of the corporation which are not repaid and which were not approved or ratified by a majority of disinterested directors or shareholders, or (iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment.

5. Reverse Stock Split. That, effective at 5:00 p.m., Eastern time, on the filing date of these Restated Articles with the Secretary of the Commonwealth of The Commonwealth of Massachusetts (the “Effective Time”), a one-for-three reverse stock split of the corporation’s Common Stock shall become effective, pursuant to which each three issued and outstanding shares of Common Stock held of record by each shareholder of the corporation immediately prior to the Effective Time shall be reclassified and combined into one (1) share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one (1) share of Common Stock from and after the Effective Time. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the shareholder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the board of directors of the corporation.

ARTICLE VII. The effective date of the restatement of the Articles of Organization is the date and time these Restated Articles were received for filing.

THIRD, these Restated Articles consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these Restated Articles unless contained in the text of the amendment.

FOURTH, Articles III and VI of the Articles of Organization of the corporation is being amended by these Restated Articles.

Signed by
(signature of authorized individual)

☐	Chairman of the board of directors,

☐	President,

☐	Other officer,

☐	Court-appointed fiduciary,

on this      day of July, 2010.

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

I hereby certify that upon examination of these restated articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $             having been paid, said articles are deemed to have been filed with me this      day of                     , 20        , at              a.m./p.m.

time

Effective date:
(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

Filing fee: Minimum filing fee $200, plus $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

TO BE FILLED IN BY CORPORATION

Contact Information:

Colin Savoy

825 University Avenue

Norwood, MA 02062

Telephone: (503) 466-7238

Email: colin_savoy@ltxc.com

APPENDIX B

BUSINESS CORPORATION ACT OF THE COMMONWEALTH

OF MASSACHUSETTS

PART 13

SUBDIVISION A.

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

Section 13.01. DEFINITIONS

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

Section 13.02. RIGHT TO APPRAISAL

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SUBDIVISION B.

PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

Section 13.20. NOTICE OF APPRAISAL RIGHTS

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22. APPRAISAL NOTICE AND FORM

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Section 13.24. PAYMENT

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25. AFTER-ACQUIRED SHARES

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection (b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

SUBDIVISION C.

JUDICIAL APPRAISAL OF SHARES

Section 13.30. COURT ACTION

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. COURT COSTS AND COUNSEL FEES

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

DETACH HERE

PROXY

LTX-CREDENCE CORPORATION

1355 CALIFORNIA CIRCLE

MILPITAS, CALIFORNIA 95035

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints David G. Tacelli and Mark J. Gallenberger or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all of the shares of common stock of LTX-Credence Corporation held of record by the undersigned on June 3, 2010, at the special meeting of stockholders to be held on July 8, 2010, and any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the Proposal. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendation, just sign on the reverse side. You need not mark any boxes. However, you must sign and return this card to assure representation of your shares.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

LTX-CREDENCE CORPORATION

C/O COMPUTERSHARE

P.O. BOX 43101

PROVIDENCE, RI 02940

Your vote is important. Please vote immediately.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

PLEASE MARK, SIGN, DATE AND RETURN THIS FORM OF PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE. The Board of Directors recommends that stockholders vote for the Proposal.

	FOR	AGAINST	ABSTAIN

1.

To approve the restatement of our Articles of Organization, as amended, to effect a one-for-three reverse stock split of the issued and outstanding shares of our common stock and to fix on a post-split basis the number of authorized shares of common stock at 150,000,000 shares, such restatement to be effected prior to our 2010 annual meeting of stockholders in the sole discretion of our board of directors without further approval or authorization of our stockholders.

	☐	☐	☐

	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature:	Date:	Signature:	Date: